                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No.   )

                       Medicis Pharmaceutical Corporation
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of class of securities)

                                    584690309
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                                 (CUSIP number)


Check the following box if a fee is being paid with this statement X (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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CUSIP NO.  584690309                  13G                      PAGE 2 OF 8 PAGES
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1    NAME OF REPORTING PERSONS
     S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
           Morgan Stanley, Dean Witter, Discover & Co.
           IRS # 39-314-5972
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                                                        (b) / /

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3    SEC USE ONLY


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4    CITIZENSHIP OR PLACE OF ORGANIZATION
           The state of organization is Delaware.

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NUMBER OF           5     SOLE VOTING POWER
SHARES                                  0
                    ------------------------------------------------------------
BENEFICIALLY        6     SHARED VOTING POWER
OWNED BY                        1,375,862
                    ------------------------------------------------------------
EACH                7     SOLE DISPOSITIVE POWER
REPORTING                               0
                    ------------------------------------------------------------
PERSON WITH         8     SHARED DISPOSITIVE POWER
                                1,418,602
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,418,602

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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           10.17%

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12   TYPE OF REPORTING PERSON*
           IA, CO
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*  SEE INSTRUCTIONS BEFORE FILLING OUT  !

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CUSIP NO. 584690309                   13G                     PAGE 3 OF 8  PAGES
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1    NAME OF REPORTING PERSONS
     S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
           Dean Witter InterCapital Inc.
           IRS # 13-3680016
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) / /
                                                                   (b) / /

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3    SEC USE ONLY


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4    CITIZENSHIP OR PLACE OF ORGANIZATION
           The state of organization is Delaware.

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NUMBER OF       5     SOLE VOTING POWER
SHARES                      0
                ----------------------------------------------------------------
BENEFICIALLY    6     SHARED VOTING POWER
OWNED BY                    926,300
                ----------------------------------------------------------------
EACH            7      SOLE DISPOSITIVE POWER
REPORTING                   0
                ----------------------------------------------------------------
PERSON WITH     8      SHARED DISPOSITIVE POWER
                            926,340
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           926,340

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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           6.64%

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12   TYPE OF REPORTING PERSON*
           IA, CO
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*  SEE INSTRUCTIONS BEFORE FILLING OUT  !
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
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CUSIP NO. 584690309                   13G                      PAGE 4 OF 8 PAGES
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
Item  1 (a)                  Name  of  Issuer

                             Medicis Pharmaceutical Corporation
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Item  1 (b)                  Address  of  issuer's  principal  executive  offices

                             4343 East Camelback Road
                             Suite 250
                             Phoenix, AZ  85018-2700
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Item  2 (a)                  Name  of  person  filing

                      (a)    Morgan Stanley, Dean Witter, Discover & Co.
                      (b)    Dean Witter InterCapital Inc.
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Item  2 (b)                  Principal  business  office

                      (a)    1585 Broadway
                             New  York,  New  York  10036

                      (b)    Two World Trade Center
                             New  York,  New  York  10048
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Item  2 (c)                  Citizenship

                             Incorporated by reference to Item 4 of the cover
                             page pertaining to each reporting person.
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Item  2 (d)                  Title  of  class  of  Securities

                             Common  Stock
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Item  2 (e)                  Cusip  No.

                             584690309
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 Item    3            (a)    Morgan  Stanley, Dean Witter, Discover & Co. is (e)
                             an Investment Adviser registered under Section 203
                             of the Investment Advisers Act of 1940.

                      (b)    Dean Witter InterCapital Inc. is (e)  an
                             Investment  Adviser registered under Section  203
                             of  the  Investment  Advisers  Act  of  1940.
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 Item    4                   Ownership

                             Incorporated by reference to Items (5) - (9) and (11) of the cover page.
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

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CUSIP NO. 584690309                   13G                      PAGE 5 OF 8 PAGES
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Item    5      Ownership  of  5  Percent  or  Less  of  a  Class

               Inapplicable
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Item    6      Ownership  of  More  than  5  Percent  on  Behalf  of  Another
               Person

               Accounts managed on a discretionary basis by Dean Witter InterCapital Inc., a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.
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Item    7      Identification  and  Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company

               Inapplicable
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Item    8      Identification  and  Classification  of  Members  of  the  Group

               Inapplicable
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Item    9      Notice  of  Dissolution  of  Group

               Inapplicable
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Item    10     Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
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
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CUSIP NO. 584690309                   13G                      PAGE 6 OF 8 PAGES
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                  After reasonable inquiry and to the best of my
                  knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date :            August 12, 1997

Signature :       /s/ Barry Fink
                  --------------------------------------------------------------

Name / Title :    Barry Fink/Senior Vice President Dean Witter InterCapital Inc.
                  --------------------------------------------------------------
                  DEAN WITTER INTERCAPITAL INC.

Date :            August 12, 1997

Signature :       /s/ Bruce Bromberg
                  --------------------------------------------------------------

Name / Title :    Bruce Bromberg  /  Morgan  Stanley &  Co., Incorporated
                  --------------------------------------------------------------
                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.


                  INDEX  TO  EXHIBITS                                     PAGE
                  -------------------                                     ----
EXHIBIT  1        Agreement to Make a Joint Filing                          7

EXHIBIT  2        Secretary's Certificate Authorizing Bruce Bromberg        8
                  to Sign on behalf of Morgan Stanley, Dean Witter,
                  Discover & Co.

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CUSIP NO. 584690309                   13G                      PAGE 6 OF 8 PAGES
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                  After reasonable inquiry and to the best of my
                  knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date :            August 12, 1997

Signature :       /s/ Barry Fink
                  --------------------------------------------------------------

Name / Title :    Barry Fink/Senior Vice President Dean Witter InterCapital Inc.
                  --------------------------------------------------------------
                  DEAN WITTER INTERCAPITAL INC.

Date :            August 12, 1997

Signature :       /s/ Bruce Bromberg
                  --------------------------------------------------------------

Name / Title :    Bruce Bromberg  /  Morgan  Stanley &  Co., Incorporated
                  --------------------------------------------------------------
                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.


                  INDEX  TO  EXHIBITS                                     PAGE
                  -------------------                                     ----
EXHIBIT  1        Agreement to Make a Joint Filing                          7

EXHIBIT  2        Secretary's Certificate Authorizing Bruce Bromberg        8
                  to Sign on behalf of Morgan Stanley, Dean Witter,
                  Discover & Co.